Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2026

Company Increases Full-Year 2026 Adjusted Earnings Per Share Guidance

MIAMI - April 30, 2026 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the first quarter of 2026.

First Quarter 2026 Highlights (compared to first quarter 2025):

•New enrollments increased 9%.
•Total enrollments increased 6%.
•On a reported basis, revenue increased 15% to $272.6 million. On a constant currency basis1, revenue increased 1% and was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in the first quarter of 2026 as compared to the first quarter of 2025.
•Operating loss for the first quarter of 2026 was $(27.5) million, compared to an operating loss of $(13.2) million for the first quarter of 2025. Operating results in the first quarter of 2026 were unfavorably affected by intra-year academic calendar timing as well as higher depreciation and amortization expenses related to growth initiatives including campus expansions and new campus investments as compared to the first quarter of 2025.
•Net loss for the first quarter of 2026 was $(21.6) million, compared to a net loss of $(19.6) million for the first quarter of 2025.
•Adjusted EBITDA for the first quarter (seasonally low quarter) of 2026 was $(2.3) million, compared to Adjusted EBITDA of $5.4 million for the first quarter of 2025. Adjusted EBITDA in the first quarter of 2026 was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in 2026 as compared to 2025.
•Laureate expects that the intra-year academic calendar timing impacts on revenue and Adjusted EBITDA will be offset in the third quarter.

Eilif Serck-Hanssen, President and Chief Executive Officer, said “We are pleased to report favorable new enrollment results from the recently completed primary intake cycle in Peru and the secondary intake cycle in Mexico. Our operating trends remain on track with our expectations for the year. Additionally, we continue to return excess capital to shareholders, having completed approximately $105 million in share repurchases during the first quarter. As a result, we are increasing our full-year Adjusted Earnings Per Share guidance.”

Mr. Serck-Hanssen added, “I am also proud to share that we recently published our annual Impact Report, highlighting the meaningful and measurable difference we make in the lives of our students and their families, by expanding access to quality higher education and serving as a vital part of our communities. Our impact is driven by a team of more than 30,000 dedicated faculty and staff who embody our values every day. I thank them for their unwavering commitment to our mission.”

1 Constant currency results exclude the period-over-period impact from currency fluctuations.

First Quarter 2026 Results

New enrollments for the first quarter of 2026 increased 9%, compared to new enrollment activity for the first quarter of 2025, and total enrollments were up 6% compared to the prior-year quarter.

Through the end of the enrollment intake cycle completed in April 2026, new and total enrollments also increased 9% and 6%, respectively, as compared to the comparable prior-year intake period. New enrollments in Peru increased 13% during the primary intake as compared to the comparable period in the prior-year, and total enrollments grew 8%. In Mexico, both new and total enrollments were up 4% during the secondary intake completed in April 2026, as compared to the comparable prior-year intake period.

For the first quarter of 2026, revenue on a reported basis was $272.6 million, an increase of $36.4 million, or 15%, compared to the first quarter of 2025. On a constant currency basis, revenue increased 1%. Revenue for the first quarter of 2026 was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in 2026 as compared to 2025. Operating loss for the first quarter of 2026 was $(27.5) million, compared to an operating loss of $(13.2) million for the first quarter of 2025, a change of $14.3 million, mainly driven by the unfavorable effect of intra-year academic calendar timing of semester start dates in addition to higher depreciation and amortization expenses related to growth initiatives including campus expansions and new campus investments as compared to the first quarter of 2025. Net loss for the first quarter of 2026 was $(21.6) million, compared to $(19.6) million for the first quarter of 2025. Basic and diluted loss per share for the first quarter of 2026 was $(0.15), compared to $(0.13) for the first quarter of 2025.

Adjusted EBITDA for the first quarter of 2026 was $(2.3) million, compared to Adjusted EBITDA of $5.4 million for the first quarter of 2025. Adjusted EBITDA for the first quarter of 2026 was unfavorably affected by approximately $9 million of intra-year academic calendar timing attributable to later semester start dates in the 2026 period as compared to the 2025 period.

Balance Sheet and Capital Structure

As of March 31, 2026, Laureate had $157.4 million of cash and cash equivalents and gross debt of $217.1 million. Accordingly, net debt was $59.7 million as of March 31, 2026.

Laureate repurchased approximately $105 million of its common stock during the first quarter of 2026 under the existing stock repurchase program. As of March 31, 2026, Laureate had approximately $76 million of stock repurchase authorization remaining under its existing stock repurchase program.

As of March 31, 2026, Laureate had 140.0 million total shares outstanding.

Outlook for Fiscal 2026

Laureate is updating its 2026 outlook for Adjusted Earnings Per Share (Adjusted EPS) to reflect the impact from share repurchases completed during the first quarter.

Based on assumed foreign exchange rates2, Laureate expects its full-year 2026 results to be as follows:

•Total enrollments are still expected to be in the range of 516,000 to 521,000 students, reflecting growth of 4%-5% versus 2025;
•Revenues are still expected to be in the range of $1,890 million to $1,905 million, reflecting growth of 11%-12% on an as-reported basis and growth of 6%-7% on a constant currency basis versus 2025;
•Adjusted EBITDA is still expected to be in the range of $583 million to $593 million, reflecting growth of 12%-14% on an as-reported basis and 7%-9% on a constant currency basis versus 2025; and
•Adjusted EPS is now expected to be in the range of $2.00 - $2.08 per share3, reflecting growth of 16%-21% on an as-reported basis.

Reconciliations of forward-looking non-GAAP measures, specifically the outlook for 2026 Adjusted EBITDA and Adjusted EPS, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, Laureate cannot reconcile projected Adjusted EBITDA and projected Adjusted EPS to projected net income and projected earnings per share, respectively, without unreasonable effort. Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ12026 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January-April 2026, and assumed FX rates (local currency per U.S. Dollar) of MXN 17.95 and PEN 3.45 for May 2026 - December 2026. FX impact may change based on fluctuations in currency rates in future periods.

3 Assumes diluted weighted average shares outstanding of approximately 141 million.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, Adjusted EBITDA and Adjusted EPS), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 19, 2026, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total debt, net of cash and cash equivalents (or net debt). We have included the non-GAAP measures of Adjusted EBITDA and net debt because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. We have included the non-GAAP measures of Adjusted net income and Adjusted EPS because management believes that these measures provide investors with better visibility into Laureate's underlying earnings as they exclude items that may not be indicative of our core operating results.

Adjusted EBITDA consists of net income (loss), before (income) loss from discontinued operations, net of tax, equity in net (income) loss of affiliates, net of tax, income tax expense (benefit), (gain) loss on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, other (income) expense, net, interest expense, interest income, and loss on debt extinguishment, plus depreciation and amortization, share-based compensation expense, and loss on impairment of assets. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

We define Adjusted net income as net income (loss), before (income) loss from discontinued operations, plus discrete tax items, loss on debt extinguishment, loss (gain) on disposal of subsidiaries, net, foreign currency exchange (gain) loss, net, and loss on impairment of assets. We define Adjusted EPS as Adjusted net income divided by GAAP diluted weighted average shares outstanding. Adjusted net income and Adjusted EPS provide a useful indicator about Laureate’s earnings from core operations.

Total debt, net of cash and cash equivalents, (or net debt) consists of total gross debt less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Free Cash Flow consists of operating cash flow minus capital expenditures (net of sales of PP&E). Free Cash Flow provides a useful indicator about Laureate’s ability to fund its operations and repay its debt.

Adjusted EBITDA to Unlevered Free Cash Flow Conversion consists of Unlevered Free Cash Flow (which is defined as cash flows from operating activities, less capital expenditures (net of sales of PP&E), plus net cash interest expense) divided by Adjusted EBITDA. Adjusted EBITDA to Unlevered Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flows.

Laureate’s calculations of Adjusted EBITDA, Adjusted net income, Adjusted EPS, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA, Adjusted net income and Adjusted EPS are reconciled from their most directly comparable GAAP measures in the attached tables under “Non-GAAP Reconciliations.”

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe that providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 500,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments				Total Enrollments
			Change				Change
	YTD 1Q 2026	YTD 1Q 2025	Total	Timing Adj. (1)	As of 03/31/2026	As of 03/31/2025	Total	Timing Adj. (1)
Mexico	45,300	44,200	2%	4%	259,900	250,200	4%	4%
Peru	57,400	49,800	15%	13%	247,800	226,800	9%	8%
Laureate	102,700	94,000	9%	9%	507,700	477,000	6%	6%
(1) Includes enrollments through completion of the intake cycles that ended in April 2026 and April 2025

Consolidated Statements of Operations

	For the three months ended March 31,
IN MILLIONS (except per share amounts)	2026	2025	Change
Revenues	$272.6	$236.2	$36.4
Costs and expenses:
Direct costs	289.0	238.4	50.6
General and administrative expenses	11.1	11.0	0.1
Operating loss	(27.5)	(13.2)	(14.3)
Interest income	1.9	1.5	0.4
Interest expense	(3.1)	(2.4)	(0.7)
Other income, net	0.4	—	0.4
Foreign currency exchange gain (loss), net	1.0	(3.2)	4.2
Loss from continuing operations before income taxes	(27.3)	(17.3)	(10.0)
Income tax benefit (expense)	5.7	(2.5)	8.2
Loss from continuing operations	(21.6)	(19.8)	(1.8)
Income from discontinued operations, net of tax	—	0.2	(0.2)
Net loss	(21.6)	(19.6)	(2.0)
Net loss attributable to noncontrolling interests	—	0.1	(0.1)
Net loss attributable to Laureate Education, Inc.	$(21.6)	$(19.5)	$(2.1)

Basic and diluted earnings (loss) per share:
Basic and diluted weighted average shares outstanding	142.3	147.6	(5.3)
Basic and diluted loss per share	$(0.15)	$(0.13)	$(0.02)

Revenue and Adjusted EBITDA by segment

IN MILLIONS

			% Change		$ Variance Components
For the three months ended March 31,	2026	2025	Reported	Constant Currency(1)	Total	Constant Currency	FX
Revenues
Mexico	$210.6	$189.3	11%	(4)%	$21.3	$(8.3)	$29.6
Peru	62.0	46.9	32%	21%	15.1	9.9	5.2
Corporate & Eliminations	—	0.1	(100)%	(100)%	(0.1)	(0.1)	—
Total Revenues	$272.6	$236.2	15%	1%	$36.4	$1.6	$34.8

Adjusted EBITDA
Mexico	$41.5	$53.0	(22)%	(33)%	$(11.5)	$(17.4)	$5.9
Peru	(34.9)	(38.8)	10%	18%	3.9	7.1	(3.2)
Corporate & Eliminations	(8.9)	(8.8)	(1)%	(1)%	(0.1)	(0.1)	—
Total Adjusted EBITDA	$(2.3)	$5.4	(143)%	(193)%	$(7.7)	$(10.4)	$2.7
(1) Constant Currency results exclude the period-over-period impact from currency fluctuations. Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Constant Currency” percentage changes are calculated by dividing the Constant Currency amounts by the 2025 Revenues and Adjusted EBITDA amounts.

Consolidated Balance Sheets

IN MILLIONS	March 31, 2026	December 31, 2025	Change
Assets
Cash and cash equivalents	$157.4	$146.7	$10.7
Receivables (current), net	55.5	134.7	(79.2)
Other current assets	57.8	36.9	20.9
Property and equipment, net	633.5	628.6	4.9
Operating lease right-of-use assets, net	453.8	335.6	118.2
Goodwill and other intangible assets	800.3	803.5	(3.2)
Deferred income taxes	74.6	72.2	2.4
Other long-term assets	46.7	46.4	0.3
Current and long-term assets held for sale	1.7	1.7	—
Total assets	$2,281.1	$2,206.4	$74.7

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$211.2	$242.4	$(31.2)
Deferred revenue and student deposits	130.4	80.2	50.2
Total operating leases, including current portion	506.9	387.8	119.1
Total long-term debt, including current portion	215.8	127.7	88.1
Other liabilities	167.5	179.6	(12.1)
Total liabilities	1,231.7	1,017.6	214.1
Redeemable equity	1.4	1.4	—
Total stockholders' equity	1,048.1	1,187.4	(139.3)
Total liabilities and stockholders' equity	$2,281.1	$2,206.4	$74.7

Consolidated Statements of Cash Flows

	For the three months ended March 31,
IN MILLIONS	2026	2025	Change
Cash flows from operating activities
Net loss	$(21.6)	$(19.6)	$(2.0)
Depreciation and amortization	22.6	16.1	6.5
Gain on lease terminations and disposals of subsidiaries and property and equipment, net	(0.1)	(0.3)	0.2
Deferred income taxes	(2.6)	4.9	(7.5)
Unrealized foreign currency exchange (gain) loss	(1.5)	2.9	(4.4)
Income tax receivable/payable, net	(31.9)	(20.9)	(11.0)
Working capital, excluding tax accounts	74.6	56.0	18.6
Other non-cash adjustments	22.5	18.7	3.8
Net cash provided by operating activities	61.9	57.8	4.1
Cash flows from investing activities
Purchase of property and equipment	(8.3)	(4.6)	(3.7)
Receipts from sales of property and equipment	—	0.1	(0.1)
Net cash used in investing activities	(8.3)	(4.6)	(3.7)
Cash flows from financing activities
Increase in long-term debt, net	71.5	7.5	64.0
Payments to repurchase common stock and excise tax payments	(108.2)	(39.5)	(68.7)
Financing other, net	(4.6)	(2.7)	(1.9)
Net cash used in financing activities	(41.3)	(34.6)	(6.7)
Effects of exchange rate changes on Cash and cash equivalents and Restricted cash	(1.4)	0.9	(2.3)
Change in cash included in current assets held for sale	—	(0.4)	0.4
Net change in Cash and cash equivalents and Restricted cash	10.9	19.1	(8.2)
Cash and cash equivalents and Restricted cash at beginning of period	152.1	97.9	54.2
Cash and cash equivalents and Restricted cash at end of period	$163.0	$116.9	$46.1

Non-GAAP Reconciliation (1 of 2)

The following table reconciles Net loss to Adjusted EBITDA:

	For the three months ended March 31,
IN MILLIONS	2026	2025	Change
Net loss	$(21.6)	$(19.6)	$(2.0)
Plus:
Income from discontinued operations, net of tax	—	(0.2)	0.2
Loss from continuing operations	(21.6)	(19.8)	(1.8)
Plus:
Income tax (benefit) expense	(5.7)	2.5	(8.2)
Loss from continuing operations before income taxes	(27.3)	(17.3)	(10.0)
Plus:
Foreign currency exchange (gain) loss, net	(1.0)	3.2	(4.2)
Other income, net	(0.4)	—	(0.4)
Interest expense	3.1	2.4	0.7
Interest income	(1.9)	(1.5)	(0.4)
Operating loss	(27.5)	(13.2)	(14.3)
Plus:
Depreciation and amortization	22.6	16.1	6.5
EBITDA	(4.9)	2.9	(7.8)
Plus:
Share-based compensation expense (1)	2.6	2.5	0.1
Adjusted EBITDA	$(2.3)	$5.4	$(7.7)
(1) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."

Non-GAAP Reconciliations (2 of 2)

The following table reconciles Net loss to Adjusted net loss and Adjusted EPS:

	For the three months ended March 31,
	2026		2025
IN MILLIONS, except per share amounts		(per share) (1)		(per share) (1)
Net loss	$(21.6)	$(0.15)	$(19.6)	$(0.13)
Plus:
Income from discontinued operations, net of tax	—	—	(0.2)	—
Loss from continuing operations	(21.6)	(0.15)	(19.8)	(0.13)
Plus:
Discrete tax items (2)	(1.3)	(0.01)	1.9	0.01
Loss on debt extinguishment	—	—	—	—
Loss on disposal of subsidiaries, net	—	—	—	—
Foreign currency exchange (gain) loss, net	(1.0)	(0.01)	3.2	0.02
Loss on impairment of assets	—	—	—	—
Adjusted net loss	$(23.9)	$(0.17)	$(14.7)	$(0.10)

Diluted weighted average shares outstanding		142.3		147.6
(1) Per share amounts on a dilutive basis. Earnings per share is calculated based on income available to common shareholders, which excludes income attributable to noncontrolling interests.
(2) Beginning in the fourth quarter of 2025, Laureate determined that the interest related to certain legacy tax liabilities, which is recorded as a component of income tax (benefit) expense and totaled $(1.3) million and $1.9 million for the three months ended March 31, 2026 and 2025, respectively, should be excluded from Adjusted net loss and treated as a discrete tax item as this provides a more useful indicator of Laureate's earnings from core operations. The reduction of interest during the three months ended March 31, 2026 related to a court ruling that reduced a statutory interest rate. For comparability and to conform the prior year to the current presentation, Laureate has revised the 2025 amount for discrete tax items by $1.9 million to adjust for the interest related to these legacy tax liabilities that was recorded during the three months ended March 31, 2025.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.